AMERICAN POWER CONVERSION CORPORATION
                                  P.O. Box 278
                              132 Fairgrounds Road
                             West Kingston, RI 02892


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders:

     The Annual Meeting of Shareholders of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), will be held on Thursday, May 11, 2000 at 10:00 a.m., local time, in the University Ballroom of the Radisson Airport Hotel located at 2081 Post Road, Warwick, Rhode Island 02886 for the following purposes:

1.   To fix the number of directors at five.

2.   To elect a Board of Directors for the ensuing year.

3. To consider and act upon a shareholder proposal regarding the composition of the Company's Board of Directors, which proposal is OPPOSED by the Company's Board of Directors.

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Shareholders of record at the close of business on March 14, 2000 will be entitled to vote at the meeting or any adjournments thereof.


IF YOU PLAN TO ATTEND:

     Please be aware that seating may be limited. Registration and seating will begin at 9:00 a.m. Please bring valid picture identification, such as a driver's license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.


                              By Order of the Board of Directors,

                              [signature]

                              Emanuel E. Landsman,
                              Clerk
March 31, 2000

      SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN

               IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL

                      AMERICAN POWER CONVERSION CORPORATION
                                  P.O. Box 278
                              132 Fairgrounds Road
                             West Kingston, RI 02892




               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on May 11, 2000


     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, May 11, 2000 at 10:00 a.m., local time, in the University Ballroom of the Radisson Airport Hotel located at 2081 Post Road, Warwick, Rhode Island 02886 (the "Meeting").

     Only shareholders of record as of the close of business on March 14, 2000 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 193,892,720 shares of Common Stock, par value $.01 per share, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by delivering written notice to the Clerk of the Company at any time before it is exercised or by delivering a later executed proxy to the Clerk of the Company at any time before the original proxy is exercised.

     Each of the persons named as proxies in the proxy is a director and officer of the Company. All properly executed proxies returned in time to be cast at the Meeting will be voted. With respect to the election of a Board of Directors, any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing the name of such individual or group of individuals in the space provided on the proxy. In addition to the election of directors, the shareholders will consider and vote upon proposals to: (i) fix the number of directors at five; and (ii ) to consider and act upon a stockholder proposal regarding the composition of the Company's Board of Directors. Where a choice has been specified on the enclosed proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the shareholders' specifications contained therein. In the absence of specifications, the shares represented by the enclosed proxy will be voted FOR fixing the number of directors at five; FOR the five nominees for director named in this proxy statement; AGAINST the shareholder proposal set forth in this proxy statement if the shareholder proposal is properly presented by the proponent's qualified representative for action at the Meeting; and according to the discretion of the proxies on any other matters to properly come before the Meeting.

    The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-vote" shares are not so included.

     The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     All share and per share information contained in this proxy statement has been adjusted to reflect a 2-for-1 stock split effected in the form of a stock dividend in May 1999.

     An Annual Report to Shareholders, containing financial statements for the fiscal year ended
December 31, 1999, is being mailed together with this proxy statement to all shareholders entitled to vote. This proxy statement and the accompanying proxy are intended to be mailed to shareholders on or about March 31, 2000.

MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     Unless otherwise noted, the following table sets forth as of February 17, 2000, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding shares of Common Stock of the Company outstanding at such date, (ii) by each director or nominee for director of the Company, (iii) by each executive officer named in the Summary Compensation Table in this proxy statement, and (iv) by all directors, nominees for director and executive officers of the Company as a group.

    Name and Address                 Amount and Nature          Percentage of Common
  of Beneficial Owner           of Beneficial Ownership (1)     Stock Outstanding (2)

J. & W. Seligman & Co.                10,673,170 (3)                5.5%
Incorporated
100 Park Avenue
New York, NY 10017

Rodger B. Dowdell, Jr.                18,605,664 (4)                9.6%
American Power Conversion
Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

Neil E. Rasmussen                      9,676,837 (5)                5.0%
APC America, Inc.
755 Middlesex Turnpike
Billerica, MA 01862

Emanuel E. Landsman                    2,151,799 (6)                1.1%
APC America, Inc.
755 Middlesex Turnpike
Billerica, MA 01862

James D. Gerson                          578,850 (7)                  *
Fahnestock & Co
780 Third Avenue
New York, NY 10017

Ervin F. Lyon                            834,654 (8)                  *
270 North Haverhill Road
Kensington, NH 03833-5503

Edward W. Machala                        226,058 (9)                  *
APC America, Inc.
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

David P. Vieau                            69,366 (10)                 *
American Power Conversion
Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

                                        3

Donald M. Muir                            79,009 (11)                 *
APC America, Inc.
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI 02892

Aaron L. Davis                           139,858 (12)                 *
American Power Conversion
Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI  02892

All directors and                     32,362,095 (13)              16.7%
executive officers as
a group (9 persons)

*Less than 1.0%

(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares listed.

(2) The number of shares of Common Stock deemed outstanding on February 17, 2000 includes (i) 193,442,037 shares outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days thereafter by the persons or group in question.

(3) Represents shares deemed to be beneficially owned by J. & W. Seligman & Co. Incorporated. William C. Morris, the owner of a majority of the outstanding voting securities of J. & W. Seligman & Co. Incorporated, may also be deemed to beneficially own the shares. The information stated above was as of December 31, 1999 and was obtained by the Company from a filing made with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended.

(4) Includes 293,118 shares of Common Stock issuable to Mr. Dowdell pursuant to options which may be exercised within the next 60 days and 752,662 shares of Common Stock currently allocated to Mr. Dowdell under the Company's Employee Stock Ownership Plan (the "ESOP"). Does not include any shares held by the ESOP other than the shares allocated to Mr. Dowdell's account. The ESOP currently holds an aggregate of 8,824,654 shares. Mr. Dowdell is a trustee of the ESOP and, as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Dowdell disclaims beneficial ownership of such shares, other than the shares allocated to him. Also includes 900 shares currently held by Mr. Dowdell under the Company's 401(k) Plan.

(5) Includes 112,500 shares of Common Stock issuable to Mr. Rasmussen pursuant to options which may be exercised within the next 60 days and 609,394 shares of Common Stock currently allocated to Mr. Rasmussen under the Company's ESOP. Does not include any shares held by the ESOP other than the shares allocated to Mr. Rasmussen's account. The ESOP currently holds an aggregate of 8,824,654 shares.
     Mr. Rasmussen is a trustee of the ESOP and, as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Rasmussen disclaims beneficial ownership of such shares, other than the shares allocated to him. Also includes 199 shares currently held by Mr. Rasmussen under the Company's 401(k) Plan. Does not include 160,424 shares held by the Neil and Anna Rasmussen Foundation, a charitable trust. Mr. Rasmussen disclaims beneficial ownership of the shares held by such trust.

(6) Includes 25,224 shares of Common Stock issuable to Dr. Landsman pursuant to options which may be exercised within the next 60 days; 253,752 shares of Common Stock currently allocated to Dr. Landsman under the Company's ESOP; and 823 shares currently held by Dr. Landsman under the Company's 401(k) Plan. Does not include 20,000 shares held by a trust for the benefit of certain family members. Dr. Landsman disclaims beneficial ownership of the shares held by such trust.

  a. Includes 51,874 shares of Common Stock issuable to Mr. Gerson pursuant to options which may be exercised within the next 60 days. Does not include 8,000 shares held by Mr. Gerson's wife for the benefit of his children. Mr. Gerson disclaims beneficial ownership of the shares held by his wife for the benefit of his children.

(8) Includes 51,874 shares of Common Stock issuable to Dr. Lyon pursuant to options which may be exercised within the next 60 days. Does not include 99,484 shares held by a trust for the benefit of Dr. Lyon's daughter. Dr. Lyon disclaims beneficial ownership of the shares held by such trust.

(9) Includes 131,768 shares of Common Stock issuable to Mr. Machala pursuant to options which may be exercised within the next 60 days and 93,691 shares of Common Stock currently allocated to Mr. Machala under the Company's ESOP. Does not include any shares held by the ESOP other than the shares allocated to Mr. Machala's account. The ESOP currently holds an aggregate of 8,824,654 shares. Mr. Machala is a trustee of the ESOP and, as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Machala disclaims beneficial ownership of such shares, other than the shares allocated to him. Also includes 199 shares currently held by Mr. Machala under the Company's 401(k) Plan.

(10) Includes 34,438 shares of Common Stock issuable to Mr. Vieau pursuant to options which may be exercised within the next 60 days; 17,017 shares of Common Stock currently allocated to Mr. Vieau under the Company's ESOP; and 969 shares currently held by Mr. Vieau under the Company's 401(k) Plan.

(11) Includes 24,100 shares of Common Stock issuable to Mr. Muir pursuant to options which may be exercised within the next 60 days; 2,727 shares of Common Stock currently allocated to Mr. Muir under the Company's ESOP; and 1254 shares currently held by Mr. Muir under the Company's 401(k) Plan.

(12) Includes 58,092 shares of Common Stock issuable to Mr. Davis pursuant to options which may be exercised within the next 60 days; 31,085 shares currently allocated to Mr. Davis under the Company's ESOP; and 1,585 shares currently held by Mr. Davis under the Company's 401(k) Plan.

(13) Includes 782,988 shares issuable to certain officers and directors of the Company pursuant to options which may be exercised within the next 60 days; 1,760,288 shares allocated to the accounts of the officers of the Company under the Company's ESOP; and 5929 shares held by the accounts of the officers of the Company under the Company's 401(k) Plan. Also see footnotes
     (4) through (12).


PROPOSALS NOs. 1 & 2:   NUMBER AND ELECTION OF DIRECTORS

     At the Meeting, the shareholders will vote on fixing the number of directors at five and electing the entire Board of Directors. The directors of the Company are elected annually and hold office until the next annual meeting of shareholders and until their successors shall have been chosen and qualified.

     Shares represented by all proxies received by the Board of Directors and not so marked as to oppose or abstain from voting on fixing the number of directors will be voted for fixing the number of directors for the ensuing year at five.

     Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees is unable or unwilling to serve) for the election of the nominees named in the table below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number. All of the nominees are currently directors of the Company and were elected at the Annual Meeting of Shareholders held on May 7, 1999. The following table sets forth the year each nominee first became a director of the Company, each nominee's age, and the positions each nominee currently holds with the Company.

Nominee               Director Since    Age       Position(s) Held with Company
Rodger B. Dowdell, Jr.      1985        50        Chairman of the Board of
                                                  Directors, President and
                                                  Chief Executive Officer

Emanuel E. Landsman         1981        63        Director, Vice President and
                                                  Clerk

Neil E. Rasmussen           1981        45        Director, Vice President and
                                                  Chief Technical Officer

Ervin F. Lyon (1) (2)       1981        64        Director

James D. Gerson (1) (2)     1988        56        Director

_______________________________________

(1)  Member, Compensation and Stock Option Committee
(2)  Member, Audit Committee

     The By-laws of the Company provide that each director is elected to hold office until the next annual meeting of shareholders, and until his successor is chosen and qualified. The officers of the Company are elected annually at the first meeting of the Board of Directors following the annual meeting of shareholders and hold office until their respective successors are chosen and qualified.

     Rodger B. Dowdell, Jr. joined the Company in August 1985 and has been President and a Director since that time. From January to August 1985, Mr. Dowdell worked for the Company as a consultant, developing a marketing and production strategy for uninterruptible power supply products. From 1978 to December 1984 he was President of Independent Energy, Inc., a manufacturer of electronic temperature controls.

     Emanuel E. Landsman has been Vice President, Clerk and a Director of the Company since its inception. From 1966 to 1981, Dr. Landsman worked at Massachusetts Institute of Technology's ("M.I.T.") Lincoln Laboratory, where he was in the Space Communications Group from 1966 to 1977 and the Energy Systems Engineering Group from 1977 to 1981.

     Neil E. Rasmussen became Chief Technical Officer of the Company in 1997, and has been Vice President and a Director of the Company since its inception. From 1979 to 1981, Mr. Rasmussen worked in the Energy Systems Engineering Group at M.I.T.'s Lincoln Laboratory.

     Ervin F. Lyon has been a Director of the Company since its inception. From September 1986 to March 1993, Dr. Lyon worked for M.I.T.'s Lincoln Laboratory, from which he retired in March 1993. From the inception of the Company through August 1985, Dr. Lyon was President and Chairman of the Company. From 1977 to 1981, Dr. Lyon was a member of the technical staff at M.I.T.'s Lincoln Laboratory.

     James D. Gerson has been a Director of the Company since August 1988. Mr. Gerson has been a Vice President of Fahnestock & Co. for more than five years. Mr. Gerson is also a member of the Board of Directors of Ag Services of America, Inc., Fuel Cell Energy, Inc., and Evercel, Inc.

     There are no family relationships between directors and executive officers of the Company, except that Mr. Dowdell is the uncle of Aaron L. Davis, Vice President, Small Systems Group.


     THE BOARD OF DIRECTORS BELIEVES THAT FIXING THE NUMBER OF DIRECTORS AT FIVE AND ELECTING ALL OF THE NOMINEES AS DIRECTORS IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THESE PROPOSALS.


Meetings of the Board of Directors and Committees

     The Board of Directors met nine times and took action by unanimous written consent three times during the fiscal year ended December 31, 1999.

     The Company's Compensation and Stock Option Committee, comprised of Messrs. Gerson and Lyon, met three times and took action by unanimous written consent four times during the fiscal year ended December 31, 1999. The Compensation and Stock Option Committee makes recommendations to the Board of Directors regarding compensation and benefits for employees, consultants and directors of the Company, determines the compensation of executive officers and is responsible for the administration of the Company's 1987 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 1997 Non-Employee Director Stock Option Plan and 1997 Employee Stock Purchase Plan.

     The Company's Audit Committee, comprised of Messrs. Gerson and Lyon, met two times during the fiscal year ended December 31, 1999. The Audit Committee oversees the accounting, tax and financial functions of the Company, including matters relating to the appointment and activities of the Company's auditors.

     The Company does not currently have a standing Nominating Committee.

     During the fiscal year ended December 31, 1999, each director attended at least 75% of the meetings held by the Board of Directors. Overall attendance at meetings of the Board of Directors was 96%. All of the members of the Compensation and Stock Option Committee and the Audit Committee attended all of the meetings of such committees.

Compensation of Directors
     As compensation for serving on the Board of Directors, each non-employee director is paid $20,000 per year and $1,500 for each meeting of the Board of Directors attended. Non-employee directors are also reimbursed for reasonable expenses incurred while attending meetings.

     On February 25, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "1993 Director Plan"), subject to approval by the Company's shareholders, which approval was granted on May 20, 1993. The 1993 Director Plan provides for a one-time grant of a stock option to purchase 40,000 shares of Common Stock to each member of the Company's Board of Directors who is neither an employee nor officer of the Company. An option was granted to each of Messrs. Gerson and Lyon, the two members of the Board of Directors entitled to participate in the 1993 Director Plan, on February 25, 1993. Such options have an exercise price of $6.00 per share, the "fair market value", which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on the The NASDAQ Stock Market. Each director can currently exercise an option to purchase up to 40,000 shares of Common Stock under the 1993 Director Plan.

     On February 12, 1997, the Board of Directors of the Company adopted the 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan"), subject to approval by the Company's shareholders, which approval was granted on April 21, 1997. The 1997 Director Plan authorized the grant on
April 21, 1997 and each February 12th thereafter, of an option to purchase 20,000 shares of Common Stock to each member of the Company's Board of Directors who is neither an employee nor officer of the Company.
Accordingly, options were granted on April 21, 1997, February 12, 1998, February 12, 1999 and February 12, 2000 to each of Messrs. Gerson and Lyon, the two members of the Board of Directors entitled to participate in the 1997 Director Plan. Such options have exercise prices of $10.8750, $13.50, $19.9375 and $29.8438 per share, respectively, the "fair market value", which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on The NASDAQ Stock Market. Each director can currently exercise options to purchase up to 11,874 shares of Common Stock under the 1997 Director Plan.



EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997, of those persons who were at December 31, 1999 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

Summary Compensation Table

                                                              Long- Term
                                 Annual Compensation (1)    Compensation(2)
                                                              Securities
                                                              Underlying    All Other
Name and Principal Position   Year     Salary     Bonus (3)   Options (#)   Compensation
Rodger B. Dowdell, Jr.        1999    $535,000    $493,805    193,300       $6,795(5)
Chairman of the Board of      1998     516,031(4)  458,235    216,000        8,523(5)
Directors, President and      1997     499,000     443,112    258,000        4,872(5)
Chief Executive Officer

Edward W. Machala             1999     320,000     295,360    103,500        2,030(6)
Director, Vice President,     1998     303,665(4)  269,655     86,000        5,030(6)
Operations and Treasurer      1997     289,000     256,632     94,000        1,660(6)

                                        7

David P. Vieau                1999     289,000     266,747     86,000        5,630(7)
Vice President, Worldwide     1998     289,000     256,632     86,000        8,755(7)
Business Development          1997     289,000     256,632     84,000        2,033(7)

Donald M. Muir                1999     259,000     239,057     71,400        6,835(8)
Vice President, Finance and   1998     248,988(4)  221,102     72,000        8,377(8)
Administration, and Chief     1997     240,000     213,120     41,000        4,248(8)
Financial Officer

Aaron L. Davis                1999     220,000     203,061    177,400        5,761(9)
Vice President, Small         1998     191,537(4)  170,085     60,000        3,089(9)
Systems Group                 1997     200,000     177,600     66,000          325(9)

______________________________________

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) Represents stock options granted during the fiscal years ended December 31, 1999, 1998 or 1997. The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 1999, 1998 or 1997.

(3) Includes bonus payments earned by the Named Officers in the years indicated, for services rendered in such years, which were paid in subsequent years.

(4)  Reflects an increase in salary effected in May 1999, retroactive to July
     1998.

(5) Includes $3,340, $3,020, and $2,720, respectively, in premiums on a term life insurance policy for Mr. Dowdell's benefit for fiscal years ended December 31, 1999, 1998 and 1997; and $3,455, $5,503, and $2,152,
     respectively, contributed to Mr. Dowdell's account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 1999, 1998 and 1997.

(6)  Includes $2,030, $1,830 and $1,660, respectively, in premiums on a term
     life insurance policy for Mr. Machala's benefit    for fiscal years ended
     December 31, 1999, 1998 and 1997; and $3,200 contributed to Mr. Machala's account by the Company pursuant to the Company's 401(k) Plan for the fiscal year ending December 31, 1998.

(7) Includes $830, $755 and $695, respectively, in premiums on a term life insurance policy for Mr. Vieau's benefit for fiscal years ended December 31, 1999, 1998 and 1997; and $4,800, $8,000 and $1,338, respectively, contributed to Mr. Vieau's account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 1999, 1998 and 1997.

(8) Includes $435, $377 and $353, respectively, in premiums on a term life insurance policy for Mr. Muir's benefit for fiscal years ended December 31, 1999, 1998 and 1997; $18,790 of relocation assistance for the fiscal year ending December 31, 1997, and $6,400, $8,000 and $5,105, respectively, contributed to Mr. Muir's account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 1999, 1998 and 1997.

(9) Includes $315, $320 and $325, respectively, in premiums on a term life insurance policy for Mr. Davis' benefit for fiscal years ended December 31, 1999, 1998 and 1997; and $5,446 and $2,769, respectively, contributed to Mr. Davis' account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 1999 and 1998.

Option Grants in the Last Fiscal Year

     The following table sets forth grants of stock options pursuant to the Company's 1997 Stock Option Plan granted during the fiscal year ended December 31, 1999 to the Named Officers. The Company did not grant any stock appreciation rights to the Named Officers during the fiscal year ended December 31, 1999.

                                                                   Potential Realizable Value
                                                                     at Assumed Annual Rates
                                                                  of Stock Price Appreciation
                                 Individual Grants (1)                 for Option Term (2)

                                    Percent
                                   of Total
                       Number of    Options
                      Securities  Granted to   Exercise
                      Underlying   Employees    Price
                       Options     in Fiscal     Per    Expiration
        Name           Granted       Year       Share    Date (3)        5%          10%
Rodger B. Dowdell, Jr. 193,300     3.79%     $14.3125   3/29/2009   $1,759,583   $4,440,594

Edward W. Machala       86,000     1.69%      14.3125   3/29/2009      782,846    1,975,639
                        17,500     0.34%      24.7500   12/1/2009      272,390      690,290

David P. Vieau          86,000     1.69%      14.3125   3/29/2009      782,846    1,975,639

Donald M. Muir          71,400     1.40%      14.3125   3/29/2009      649,944    1,640,240

Aaron L. Davis          60,000     1.18%      14.3125   3/29/2009      546,172    1,378,353
                       117,400     2.30%      17.1875   5/13/2009    1,257,039    3,196,842

_______________________________________

(1) All options were granted by the Compensation and Stock Option Committee at "fair market value," which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on The NASDAQ Stock Market.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options and subsequent sale of the underlying shares immediately prior to the expiration of their term assuming the specified rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant, compounded annually from the date the respective options were granted, over the term of the options. The gains shown are net of the option exercise price but do not reflect deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(3) The grant date of all options is 10 years prior to the expiration date. Options vest at the rate of 25% on the first anniversary of the grant date and 12.5% each six months thereafter.


Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the 1987 Stock Option Plan and the 1997 Stock Option Plan including (i) the number of shares purchased upon exercise of options in 1999, (ii) the net value realized upon such exercise,
(iii) the number of unexercised options outstanding at December 31, 1999 and
(iv) the value of such unexercised options at December 31, 1999:

                    Number of                 Number of Unexercised       Value of Unexercised
                     Shares                        Options at           In-the-Money Options at
                    Acquired     Value         December 31, 1999          December 31, 1999 (1)
     Name          on Exercise  Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
Rodger B. Dowdell, Jr.    -   $        -    207,882      459,418        $2,937,445    $5,858,772

Edward W. Machala         -            -    103,520      228,160         1,652,341     2,968,831

David P. Vieau       16,942      134,973     71,972      193,126         1,049,027     2,576,746

Donald M. Muir       96,328    1,255,234          -      170,142                 -     2,321,469

Aaron L. Davis       28,840      236,025     39,092      255,928           540,615     2,952,010

________________________________________

(1) Value is based on the difference between option exercise price and the fair market value at December 31, 1999 ($26.375 per share closing price as quoted on The NASDAQ Stock Market) multiplied by the number of shares underlying the option.


                      AMERICAN POWER CONVERSION CORPORATION
             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive officer compensation policy is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee is comprised of the Company's two non-employee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management.


General Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and effective leaders. The Company's philosophy is to provide a total compensation opportunity that matches competitive standards for commensurate performance. The compensation policy includes various components of compensation that are intended to align management behaviors and priorities directly with the Company's strategic objectives and to encourage management to act in the best long-term interest of the Company and its shareholders. Annual cash bonuses are included to encourage effective performance relative to the Company's current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors, and to more closely align the executives' interests with those of shareholders.

     The Compensation Committee's executive compensation policy is designed to achieve the following objectives: (i) enhance profitability of the Company and shareholder value, (ii) align compensation with the Company's annual and long-term performance goals, (iii) reward above-average long-term corporate performance, (iv) structure executive performance measures to emphasize team achievement, (v) reinforce individual growth in leadership capabilities and contribution over an individual's career, and (vi) encourage long-term retention.


Executive Officer Compensation Policy

     The Company's executive officer compensation policy generally consists of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock options.

Cash Compensation
     Annual cash compensation consists of two elements: base salary and annual cash bonus. Each officer is offered a base salary that is commensurate for the role that he or she is performing. In setting the annual cash compensation for Company executive officers (other than the Chief Executive Officer), the Compensation Committee reviews compensation for comparable positions in a group of companies selected by the Compensation Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of computer hardware, peripherals and components, and are industry peers, competitors, and those successful organizations that the Company wishes to emulate. The Company also regularly compares its compensation practices with other leading companies through reviews of benchmark surveys and proxy data.

     Increases in annual base salary are based on a periodic review and evaluation of the performance of the operation or function for which the executive has responsibility, and is measured against defined performance criteria. The executive is also reviewed according to his or her competence as an effective leader in the Company, which includes an evaluation of the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside of the Company.

     The annual cash bonus is tied directly to the attainment of financial performance targets approved by the Compensation Committee. The bonus is designed to promote world class performance by setting incentive thresholds at aggressive levels and by providing highly leveraged award funding on the upside. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization and reflects the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. At the executive officer level, the cash bonus is dependent principally on corporate performance, with each bonus subject to review and approval by the Compensation Committee.

     The purpose of the cash bonus is to recognize and reward the contribution of all executives in achieving or exceeding the Company's established goals and objectives. In fiscal 1999, the cash bonus provided for an annual payment based on the weighted average of the Company's annual revenue and net income growth rates over the prior year. The annual cash incentive is set currently at a target of 60% of executive base salary. Corresponding to the level of actual total company revenue and net income growth rate achieved, the cash bonus is calculated as a multiple of base salary, ranging from zero to a maximum of 168%.

     The Chief Executive Officer's employment agreement provides that his cash compensation shall be in accordance with standards for chief executive officers of similar size companies. After determining appropriate salary and bonus, then reviewing it against data from peer comparison companies (defined as those with sustained high growth in sales, net income and EPS, with a range of one-half to two times the Company's annual revenues), the Compensation Committee believes the Chief Executive Officer's cash compensation is commensurate with his individual and organizational performance.

Long-term Incentive Compensation
     Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers (including the Chief Executive Officer) and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Company's 1997 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options.

     The 1997 Stock Option Plan permits the Compensation Committee to grant stock options to eligible employees, including executive officers. During 1999, the Compensation Committee granted stock options to various employees. Options become exercisable based upon a vesting schedule tied to period of service. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

     During 1999, the Compensation Committee granted options potentially exercisable for a combined total of 748,500 shares of Common Stock to seven executive officers (including the Chief Executive Officer). The exercise price is equal to the "fair market value," which is determined as of the last business day for which prices were available prior to the date of the option grant and is the last reported sale price (on that date) of the Common Stock on the NASDAQ Stock Market. The options granted to each executive officer become exercisable ratably over the next four years subject to his or her continued employment with the Company.

     The Company also maintains an ESOP in which all executives participate on the same terms as eligible non-executive employees, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the ESOP. The ESOP's assets are invested exclusively in the Company's Common Stock so as to further align employees' and shareholders' long-term financial interests. The Board of Directors approves the contributions to the ESOP. The Company did not make any contribution to the ESOP for fiscal 1999.

     In 1997, the Company developed and implemented a 401(k) savings program in which all executive and non-executive U.S.-based employees who meet applicable criteria are eligible to participate, subject to any legal limitations on the amounts that may be contributed. The Company provides a matching benefit in an amount equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions. Employees are fully vested in their employer matching contribution.

     The 1997 Employee Stock Purchase Plan is administered by the Compensation Committee and is intended to encourage ownership by all eligible employees of the Company and participating subsidiaries so that they may share in the growth of the Company. Eligible employees, including executive officers of the Company, are those whose customary employment is more than 20 hours per week for more than five months in any calendar year. Eligible employees who elect to participate may purchase through payroll deduction shares of the Company's Common Stock at 85% of the fair market value at specified dates, subject to certain limitations. In 1999, US employees purchased 108,314 shares through this program. It is the intent of the Company to extend this program to employees in foreign locations where local tax and legal rules and regulations permit.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policy implemented has contributed, and will continue to contribute, towards achieving this goal.


Tax Considerations
     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Company's present intention that, so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

     This report has been submitted by the members of the Compensation
Committee.


James D. Gerson

Ervin F. Lyon



PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative total shareholder return among the Company, the University of Chicago's Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market and the CRSP Index for NASDAQ Electronic Components Stocks (SIC 367, a peer group index which includes electronic components companies). The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE NASDAQ STOCK MARKET AND NASDAQ ELECTRONIC COMPONENTS STOCKS

                [insert 1999 graph and chart in MS-Excel format]

                           1994     1995     1996     1997     1998     1999
Broad Market Index (1)   $100.00  $141.30  $173.90  $213.10  $300.20  $542.40
Peer Group Index (2)      100.00   165.60   286.40   300.20   464.10   910.50
APCC                      100.00    58.00   166.40   144.30   295.80   322.10

Assumes $100 invested on 12/31/94.
(1)  CRSP Index for The NASDAQ Stock Market
(2)  CRSP Index for NASDAQ Electronic Components Stocks


EMPLOYMENT CONTRACT

     The Company has entered into an employment agreement with its Chief Executive Officer. The agreement is automatically renewed annually unless either party notifies the other 60 days prior to the renewal date. Pursuant to the agreement, the Company pays the Chief Executive Officer an annual salary and a bonus which are based on the salaries and bonuses paid to Chief Executive Officers of electronics companies having approximately the same revenues as the Company. The Chief Executive Officer is obligated under the agreement not to compete with the Company while he is employed by the Company and for a period of one year thereafter. The Company does not have employment agreements with any other executive officers.




PROPOSAL NO. 3:   SHAREHOLDER PROPOSAL REGARDING COMPOSITION OF THE BOARD OF
DIRECTORS

     Citizens Funds of 230 Commerce Way, Suite 300, Portsmouth, New Hampshire, the beneficial owner as of October 31, 1999 of 25,700 shares of the Company's Common Stock, has submitted the following supporting statement and shareholder proposal:

                         "BOARD INCLUSIVENESS RESOLUTION"

Whereas:

Employees, customers, and stockholders make up a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and market place of the Twenty-first Century if our company is going to remain competitive.

The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for
Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of the S&P 500 companies revealed that ". . . firms that succeed in the shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

The Investor Responsibility Research Center (IRRC) reports that in 1996, inclusive at senior management levels was only at 12 percent for the over 39,000 companies required to submit the EEO- 1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent with in the US workforce.

If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global market place, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. SunOil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96): "Often what a woman or minority person can bring to the board is some perspective a company has not had before---adding some modern-day reality to the deliberate process. Those perspectives are great of value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce."

We believe that the judgement and perspectives of a diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching a value to board inclusiveness, since the board is responsible for representing shareholder interests in corporate meetings. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age, and race."

We therefore, urge our company to enlarge its search for qualified board members.

RESOLVED: The Shareholders request that:

1. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board;

2. The Board issue a public statement committing the company to a policy of board inclusiveness, with a program of step to be taken and the time line expected to move in that direction;

3. The company provide to shareholders, at a reasonable expense, a report by September 2000, which includes a description of:

   a.  Efforts to encourage diversified representation on the board;
   b.  Criteria for board qualification;
   c.  The process of selecting board nominees, and
   d.  The selection process for board committee members."

Board of Directors Opposition to Shareholder Proposal

The Board of Directors believes this proposal would not serve the Company's or its shareholders' best interests and recommends a vote AGAINST it.

As a global company with employees based around the world, APC has been a primary beneficiary of a diverse workforce. The Company recognizes and seeks to maximize the contributions that our employees of all backgrounds can provide our business. The Company offers equal employment to all persons without regard to race, creed, color, gender, age, religion, national origin, sexual orientation or physical limitations. Just as the Company offers equal employment to all persons, in selecting candidates for Board membership, the Board primarily seeks to select and recommend the best qualified candidates based on relevant business experience, expertise, abilities and the desire and time to commit to a dynamic and fast moving Board such as ours, without regard to race, creed, color, gender, age, religion, national origin, sexual orientation or physical limitations.

Your current Board of Directors has an extremely successful tenure with the Company. As shareholders themselves they have a vested interest in the Company and have a stellar track record of performance. Over the years they have led the Company from a small upstart of less than $10 million in annual revenues to a global leader in its industry with over $1.3 billion in annual revenues. During this time, the Company has been named to the Forbes 500 list for most profitable US companies, been identified as one of the "Top 100 Technology Companies that are Changing the World" by PC Magazine and had the 18th highest appreciating stock of the 1990s, to name just a few accolades. The Company's performance under the leadership of the current Board has been outstanding and has in no way been diminished by the constitution of its members.

This proposal would require the Company to publish a policy coupled with a time line to reach "board inclusiveness" as well as issue a public statement outlining its efforts to promote board diversity, board qualifications, and the selection process for board nominees and committee members. The Board of Directors believes that the requirements set forth are overly restrictive, would limit the Company in its selection of qualified Board members, would result in incremental costs and the consumption of Company resources without corresponding benefit to the Company and would, therefore, be detrimental to the best interests of the Company and its shareholders.


     THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

INDEPENDENT ACCOUNTANTS

     The Company has retained KPMG Peat Marwick, LLP as its independent auditors for the fiscal year ending December 31, 2000. A representative of KPMG Peat Marwick, LLP will be at the Meeting and will be given the opportunity to make a statement if so desired and will be available to respond to appropriate questions from the shareholders.

SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1999, or written representations from certain reporting persons, the Company believes that all of its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities complied with all filing requirements applicable to them with respect to transactions during 1999.

SHAREHOLDER PROPOSALS

     The deadline for submission of proposals by shareholders pursuant to Rule 14a-8 issued under the Exchange Act, which are intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders of the Company, is December 2, 2000. The deadline for submission of proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company (which are not otherwise submitted for inclusion in the proxy statement in accordance with the preceding sentence) is February 11, 2001. In submitting such proposals, shareholders must comply with the requirements set forth in both the Amended and Restated By-Laws of the Company and in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.


EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to soliciting shareholders by mail or by its regular employees, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company, none of whom will receive additional compensation therefor, may also be made of some shareholders in person or by mail, telephone or telegram, following the original solicitation. The Company has retained Morrow & Co. Incorporated to assist in the solicitation of proxies, and will pay this company a fee of approximately $6,000 plus expenses.

                 DIRECTIONS TO APC'S ANNUAL SHAREHOLDER MEETING


The meeting will take place on Thursday, May 11, 2000 at 10:00 a.m. in the University Ballroom of the Radisson Airport Hotel, 2081 Post Road, in Warwick, Rhode Island (Tel. 401-739-3000).


FROM I-95 NORTH OR SOUTH:

     Take Exit 13 (towards T.F. Green Airport)
     Take the Post Road Exit - at the end of the exit, turn left onto Post
        Road (heading north)
     The hotel will be on the left after about 1/4 mile

     Parking is available in the rear of the hotel


IF TRAVELING BY AIR:

     The Radisson is conveniently located near T.F. Green Airport in Providence, Rhode Island. A hotel shuttle is available for your convenience - just make a call from the Radisson's courtesy phone in the airport lobby. Taxis and rental cars are also available at the airport.

                        ________________________________


     The University Ballroom is located on the second floor of the Radisson Airport Hotel - turn right after exiting the elevator.

     The University Ballroom will open to shareholders at 9:00 a.m. Please allow adequate time to find parking, complete any check-in and to be seated prior to the 10:00 a.m. starting time.

                         _______________________________


     Please be aware that seating may be limited. Please bring valid picture identification, such as a driver's license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

                          _____________________________


                      Thank you. We hope to see you there!




                                                            0525-PS-00
                                       16

                                      PROXY

                      AMERICAN POWER CONVERSION CORPORATION

                    Proxy for Annual Meeting of Shareholders

                                  May 11, 2000

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




     The undersigned hereby appoints Rodger B. Dowdell, Jr. and Emanuel E. Landsman, and each of them, proxies, with full power of substitution, to vote all shares of stock of American Power Conversion Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 11, 2000, at 10:00 a.m. local time, in the University Ballroom of the Radisson Airport Hotel located at 2081 Post Road, Warwick, Rhode Island 02886, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 31, 2000, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by written notice to the Clerk of the Company at any time before it is exercised or by delivering a later executed proxy to the Clerk of the Company at any time before the original proxy is exercised.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                SEE REVERSE SIDE

[ X ] Please mark votes as in this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

The Board of Directors recommends a
     vote "FOR" Items 1 and 2.

1.   To fix the number of directors
     at five.

     FOR       AGAINST       ABSTAIN
      [  ]      [  ]          [  ]

2.   To elect the Board of Directors      [  ] MARK HERE IF YOU PLAN TO ATTEND
     for the ensuing year:                     THE MEETING

     Nominees:  Rodger B. Dowdell, Jr.,   [  ] MARK HERE FOR ADDRESS CHANGE AND
     Emanuel E. Landsman,                      NOTE IT BELOW
     Neil E. Rasmussen, Ervin F. Lyon
     and James D. Gerson

     FOR       WITHHELD
      [  ]      [  ]                      _____________________________________

                                          _____________________________________
     [  ]____________________________
         For all nominees except as
         noted above
                                          If signing as attorney, executor,
The Board of Directors recommends a       trustee or guardian, please give your
     vote "AGAINST" Item 3                full title as such.  If stock is held
                                          jointly, each owner should sign.
3.   To consider and act upon a
     shareholder proposal regarding       _____________________________________
     the composition of the Company's     Signature                Date
     Board of Directors

     FOR       AGAINST       ABSTAIN      _____________________________________
      [  ]      [  ]          [  ]        Signature                Date